NEITHER THIS NOTE NOR THE SECURITIES THAT ARE ISSUABLE TO THE HOLDER UPON CONVERSION HEREOF (COLLECTIVELY, THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

PROMISSORY NOTE

North Miami Beach, FL, USA

As of December, 14, 2018
US$300,000.00

FOR VALUE RECEIVED, the adequacy, receipt and sufficiency of which is hereby duly acknowledged, **PROGRESSIVE CARE, INC.**, a corporation incorporated under the laws of the State of Delaware and located at 901 N. Miami Beach Blvd., Suite 1-2, North Miami Beach, FL 33162 (the "Company"), and **PHARMCO, L.L.C.,** a limited liability company organized under the laws of the State of Florida and located at 901 N. Miami Beach Blvd., Suite 1-2, North Miami Beach, FL 33162, jointly and severally hereby promise to pay to the order of **400ANSIN LLC**, a limited liability company organized and existing under the laws of the State of Florida and located ______________________________, or its successors or assigns (the "Holder"), the principal amount Three Hundred Thousand and 00/100 United States Dollars (US$300,000.00) (the "Principal Amount") on the Maturity Date (as defined below), and to pay interest on the unpaid principal balance hereof on a daily basis, at the rate of ten percent (10.0%) per annum, in accordance with the terms hereof, until all amounts owed hereunder have been paid in full, (the "Loan").

Reference is made to that certain Commercial Contract, dated October 25, 2018 (the "Contract"), by and between Pharmco, L.L.C., a Florida limited liability company, as buyer ("Buyer"), and the Holder, as seller. Further reference is made to that certain Addendum to Contract, dated October 25, 2018 (the "Addendum" and together with the Contract, collectively, the "Purchase Agreement"). The Purchase Agreement provides for the purchase by the Buyer of the real property known as 400 Ansin Boulevard, Units A and B, Hallandale Beach, Florida 33009, (the "Property"), from the Holder. The purchase price consists of, in part, a payment of three hundred thousand dollars ($300,000.00), which such payment is evidenced by this promissory note (as may be amended or supplemented from time to time, the "Note"), which is secured by a Mortgage and Security Agreement of even date herewith between Pharmco, L.L.C., as the Mortgagor and the Holder as the Mortgagee (the "Mortgage") encumbering the Property in Broward County, Florida.

The Buyer, the Company and any endorsers, sureties, guarantors, and all others who are, or who may become liable for the payment hereof, severally expressly grant to the Holder a continuing second lien security interest with regard to the Property, and authorize and empower the Holder, at its sole discretion, at any time after the occurrence of an Event of Default to appropriate and in such order as Holder may elect, apply to the payment hereof or to the payment of any and all indebtedness, liabilities and obligations of such parties to the Holder or any of Holder's affiliates, whether now existing or hereafter created or arising or now owned, or howsoever after acquired by Holder or any of Holder's affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured), including, but not limited to collateral of any such parties now or hereafter in the possession of the Holder.

The Company has an ownership interest in the Buyer and/or will benefit from the Purchase Agreement and this Note and the transactions relating thereto. Holder has stated that it will not make the Loan solely upon the covenants of Pharmco, L.L.C., under the Note and the Mortgage, but requires that the Company execute this Note, jointly and severally with Pharmco, L.L.C., which the Company acknowledges is of material benefit and assistance to Pharmco, L.L.C.
For purposes of this Note, the "Maturity Date" shall mean the date that is twelve (12) months from the Note Issuance Date (as defined below at the signature lines).

1. Payments of Principal and Interest.

(a) Payment of Principal. The Principal Amount of this Note, if any portion thereof remains unconverted into shares of the Company's common stock pursuant to the terms and conditions herein provided, shall be paid on the Maturity Date in cash, subject to the terms of this Note.

(b) Payment of Interest. Interest on the unpaid Principal Amount of this Note shall accrue daily at a rate of ten percent (10.0%) per annum, commencing on the Note Issuance Date and continuing through the Maturity Date. Any accrued and unpaid interest shall be payable in full on the Maturity Date. Interest shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed.

(c) Payment of Default Interest. Any Principal Amount or interest on this Note which is not paid when due shall bear interest daily, at the rate of eighteen percent (18.0%) per annum (the "Default Rate") until such past due amount is paid or converted and also after any judgment which may be entered against the Company or the Buyer in favor of Holder.

(d) General Payment Provisions. All payments of principal and interest made in cash on this Note shall be made in lawful money of the United States of America by check or wire transfer as determined by the Holder to such account as the Holder may designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial

banks in the State of New York are authorized or required by law or executive order to remain closed.

(e) Optional Prepayment. At any time before the Maturity Date, the Company may pre-pay in cash all or any portion of the Principal amount and accrued Interest provided in this Note without penalty and, upon prepayment in full, along with any other costs, fees or obligations due under this Note, the Holder shall have no further rights under this Note.

(f) Payment of Filing Fees and Stamp Taxes. The Company shall be responsible to pay for or to promptly reimburse the Holder for all documentary stamp taxes or other government fees applicable to the filing or recordation of this Note.

(g) Net Proceeds. As used in this Note, the term, "Net Proceeds" shall mean the Principal Amount ($300,000.00) plus all accrued Interest due until this Note is paid in full, *plus* all of the Holder's expenses that relate to this Note which shall include but not be limited to brokerage fees, clearing agent fees, legal fees associated with the issuance and liquidation of any stock delivered pursuant to this Note, and all other expenses, costs, or fees incurred by the Holder to exercise its rights under this Note and to receive all amounts owed in full on or before the 27th month anniversary of the Note Issuance Date.

2. Conversion of Note. Upon the twelve (12) month anniversary of the Note Issuance Date, the Company (at its sole option) shall either (a) pay the full Principal Amount, Interest, and all other amounts owed under this Note in cash to Holder, or (b) convert the Note into shares of the Company's common stock (the "Common Stock"), in accordance with the terms and conditions set forth in herein.

(a) Conversion. On the 12 month anniversary of the Note Issuance Date, the Company has ten (10) days to provide notice of conversion of any or all unpaid portion of the Note. The Company may at that time convert all or any portion of the outstanding principal and accrued and unpaid interest (such total amount, the "Conversion Amount") into shares of Common Stock of the Company (the "Conversion Shares") with any unconverted portion immediately paid in cash, subject to Section 2(b). In the event that the Company does not provide Conversion notice to Holder within the 10 days, then the full unpaid portion of the Note shall be immediately due and paid in cash. The conversion price (the "Conversion Price") shall equal the Market Price (as defined herein) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company's securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). "Market Price" means the average Trading Prices (as defined below) for the Common Stock during the three (3) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date (and not to include the Conversion Date). "Trading Price" means, for any security as of any date, the closing trading price on the OTC Markets OTCQB Marketplace, or applicable trading market (the "OTCQB") as reported by a reliable reporting service ("Reporting Service") designated by the Holder (i.e. Bloomberg) or, if the OTCQB is not the principal trading market for such security, the closing trading price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing trading price of such security is available in any of the

foregoing manners, the average of the closing trading prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Trading Price cannot be calculated for such security on such date in the manner provided above, then the Note shall not be converted and instead, the full amount owed under this Note shall be immediately due and payable by Company to Holder in cash. "Trading Day" shall mean any day on which the Common Stock is tradable for any period on the OTCQB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded. The conversion notice is in the form attached hereto as Exhibit A (the "Conversion Notice").

(b) The Company's Conversion Limitations. The Company shall not affect any conversion of this Note, and the Company shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the Conversion Notice submitted by the Company, the Holder (together with the Holder's affiliates (as defined herein) and any Persons acting as a group together with the Holder or any of the Holder's affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). In the event that a contemplated conversion of this Note would exceed the Beneficial Ownership Limitation, than the Company shall convert only that amount of debt necessary to keep the Holder below the Beneficial Ownership Limitation, and the remaining portion of debt shall be converted and Common Stock shall be issued in a subsequent tranche to the Holder following the sale of a minimum of 50% of the shares of Common Stock originally issued in connection with the prior tranche conversion. Any subsequent issuance of Common Stock pursuant to this Section shall be delivered to the Holder within seven (7) days of the delivery of written confirmation to the Company by the Holder (in the form of broker statements or trade confirmations) evidencing that the Holder has sold 50% or more of the shares issued in connection with the prior share issuance. For purposes of this Note, the "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The limitations contained in this paragraph shall apply to a successor holder of this Note. For purposes of this Note, "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

(c) Unrestricted Stock and Legal Opinion. The Company covenants to the Holder that, following any conversion of any debt into Common Stock contemplated hereby, the Holder will receive a Rule 144 legal opinion which, upon receipt, will enable the Common Stock to be delivered to the Holder free of trading restrictions and without restrictive legends. Upon receipt of the Rule 144 legal opinion and the issuance of the Common Stock by the Company's transfer agent, the Holder will have the right to deposit the Common Stock with the Holder's brokerage firm and to trade the Common Stock in the marketplace, subject to applicable law and the Holder's brokerage firm's clearing procedures and limitations. For assurance, the Company agrees that within seven (7) days of the Conversion Notice or within seven (7) days of any reasonable Holder request, the Company will provide, through counsel, at the Company's expense, a Rule 144 legal opinion to the Holder that is acceptable to the Holder. The Rule 144 legal opinion will be in industry standard format.

(d) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(1) Company's Delivery Requirements. To convert this Note into shares of Common Stock on any date set forth in the Conversion Notice by the Company (the "Conversion Date"), the Company shall transmit by facsimile or electronic mail (or otherwise deliver) a copy of the fully executed Conversion Notice to the Holder.

(2) Holder's Response. Upon receipt by the Holder of a copy of a Conversion Notice, the Holder shall as soon as practicable, but in no event later than two (2) Business Days after receipt of such Conversion Notice, send, via facsimile or electronic mail (or otherwise deliver) a confirmation of receipt of such Conversion Notice (the "Conversion Confirmation") to the Company. Within five (5) Business Days after the date of the Conversion Confirmation, provided that the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, the Company shall cause the transfer agent to electronically transmit the applicable Common Stock which the Holder shall be entitled by crediting the account of the Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system, and provide proof satisfactory to the Holder of such delivery. In the event that the Company's transfer agent is not participating in the DTC FAST program and is not otherwise DWAC eligible, the Company shall issue and surrender to a nationally recognized overnight courier for delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled.

(3) Record Holder. The Person(s) entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the date the Common Stock is received by the Holder. The Company shall issue the shares of stock in the name(s) as designated by the Holder.

(4) Adjustments to Conversion Price. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

3. Make-Whole. The Holder may sell, transfer, or assign all or any portion of the Common Stock issued following a conversion of any portion of this Note, subject to the volume limitations provided herein. Upon the sale of any portion of the Common Stock by the Holder, provided that the Holder realizes a net amount from such sale equal to less than the Net Proceeds (such net realized amount, the "Realized Amount"), the Company shall, in its sole discretion, either (A) within seven (7) Business Days of Holder's request, issue to the Holder additional shares of the Company's Common Stock equal to: (i) the Net Proceeds; *minus* (ii) the Realized Amount, as evidenced by a reconciliation statement from the Holder (a "Sale Reconciliation") showing the Realized Amount from the sale of the Common Stock (the Net Proceeds minus the

Realized Amount shall be the "Reconciliation Amount"); and then the Reconciliation Amount *divided by* (iii) the Market Price of the Company's Common Stock during the three (3) Trading Days immediately prior to the date upon which the Holder delivers notice (the "Make-Whole Notice") to the Company that such additional Common Stock is required by the Holder (the "Make-Whole Stock Price") (such number of additional shares to be issued, the "Make-Whole Shares"), or (B) immediately pay in cash the remaining Net Proceeds amount owed by Company pursuant to this Note. Upon receiving the Make-Whole Notice and Sale Reconciliation evidencing the number of Make-Whole Shares requested, if not paying the Principal Amount plus any interest owing hereunder in cash, the Company shall instruct its transfer agent to issue certificates representing the Make-Whole Shares. The Make-Whole Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company's Common Stock. Following the sale of the Make-Whole Shares by the Holder, in the event that the Holder receives net proceeds from such sale which, when added to the aggregate Realized Amount from all prior sales, is less than the Net Proceeds amount owing hereunder, the Holder shall deliver an additional Make-Whole Notice to the Company following the procedures provided previously in this paragraph, and, unless the remaining Net Proceeds amount owing hereunder is then paid in cash by the Company, such procedures and the delivery of Make-Whole Notices and issuance of Make-Whole Shares shall continue until that date upon which the Net Proceeds owing hereunder have been fully satisfied.

4. Final Payment. If the Holder is unable to liquidate the Common Stock in full by the date that is the twenty-seven (27) month anniversary following the Note Issuance Date (the "Expiration Date") such that the Holder does not receive the Net Proceeds in full by the Expiration Date, then the Company shall make a final cash make-whole payment to the Holder. This final cash make-whole payment shall be made within five (5) Business Days from the Expiration Date and shall be in an amount such that the Holder receives the Net Proceeds in full.

5. Volume Trading Limitations. Neither the Holder nor any of its Affiliates (as defined below), collectively, shall sell, directly or indirectly, shares of the Company on any trading day, in an amount in excess of ten percent (10%) of the daily average composite trading volume of the Common Stock as reported by Bloomberg, LP (or similar reporting bureau) on such trading days. For purposed of this Note, "Affiliate" means, with respect to any specified person or entity, (x) any other person or entity who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person or entity, including, without limitation, any partner, officer, director, member of such entity and any fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such person or entity or (y) if such is a natural person, such person's spouse, lineal descendant (including any adopted child or adopted grandchild) or other family member, or a custodian or trustee of any trust, partnership or limited liability company for the benefit of, in whole or in part, or the ownership interests of which are, directly or indirectly, controlled by, such person or any other member or members of such person's family.

6. Further Assurances. The Company agrees that it will facilitate Holder's full exercise of rights to sale or liquidation of Common Stock and Conversion Shares including

support, information, and documentation necessary to effectuate sales of Common Stock and Conversion Shares.

7. Excess Conversion Shares. Holder is only authorized to liquidate Conversion Shares up to the point at which it receives the Net Proceeds in full. In the event, Holder retains Conversion Shares in excess of those necessary to realize the Net Proceeds in full ("Excess Conversion Shares"), such Excess Conversion shares are to be returned to the Company within five (5) Business Days from the date which Net Proceeds satisfies the terms of this Note. The Company shall pay or shall promptly reimburse the Holder for all transaction costs incurred in the return of the Excess Conversion Shares.

8. Interest Adjustment. In the event of any conversion of indebtedness owing hereunder into shares of the Company's Common Stock, the Holder shall receive an additional amount in cash or shares (at the option of the Company) equal to the amount of interest (applying the interest rate or the default rate, as applicable) which would have otherwise been received had the indebtedness not been converted into shares. The amount of cash or shares to be received shall equal the interest which would have otherwise been assessed on the indebtedness between (a) the date of any conversion of any portion of the indebtedness hereunder and, (b) following the sale of the shares received after the conversion of said indebtedness, the date upon which the proceeds of said sale can legally be transferred to the Holder's bank account. Absent written confirmation from the Holder's brokerage firm indicating a reason why the shares cannot be legally transferred, the date upon which the proceeds of sale can legally be transferred to the Holder's bank account shall be deemed to be the third (3rd) day following the sale of the shares.

The payment of cash or the issuance of additional shares of Common Stock contemplated by this Section shall be payable following the final cash payment or final sale of Common Stock or Make-Whole Shares by the Holder. The Holder shall provide the Company with trading records and any other documentation or information which is necessary in order for the Company to determine the amount of cash payable or shares issuable pursuant hereto and the time period applicable thereto.

In furtherance of the forgoing, subject to the trading limitation provided in Section 5 herein, the Holder shall use reasonable efforts to sell the shares of Common Stock issued by the Company as soon as the market will permit the shares of Common Stock to be sold without materially adversely affecting the Company's market for equity securities. In the event that the Company deems that the Holder is not using its reasonable efforts to sell the shares of Common Stock in the possession of the Holder, the Company shall have the right (but not the obligation) to redeem the shares of Common Stock then in the possession of the Holder for cash at the price of issuance for the Company's Common Stock.

9. Company and Buyer Representations and Warranties. As an inducement for the Holder to enter into this Note, the Company and Buyer hereby represent and warrant to the Holder as of the Note Issuance Date and through the date of full repayment of this Note, the following:

(a) The Company is a corporation duly incorporated, validly existing, and in good standing in the State of Delaware.

(b) The Buyer is a limited liability company duly organized, validly existing, and in good standing in the State of Florida.

(c) All company actions on the part of the Buyer that are necessary for the Buyer to be authorized to enter into this Note and to perform all obligations in this Note, have been taken and approved.

(d) All corporate actions on the part of the Company that are necessary for the Company to be authorized to enter into this Note and to perform all obligations in this Note, have been taken and approved.

(e) Neither the authorization, execution, delivery and performance of this Note, the consummation of the transactions contemplated hereby, or the sale, issuance and delivery of the Note, or any of the shares of Common Stock of the Company which may be issued pursuant to the terms of the Note will conflict with or result in a breach of or default under (or with due notice or lapse of time or both would result in a default under) the Company's Certificate of Incorporation or by-laws, as amended or any statute, law, rule, regulation, judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority.

(f) Neither the authorization, execution, delivery and performance of this Note, the consummation of the transactions contemplated hereby, or the sale, issuance and delivery of the Note will conflict with or result in a breach of or default under (or with due notice or lapse of time or both would result in a default under) the Buyer's Articles of Organization, Operating Agreement, or by-laws, as amended or any statute, law, rule, regulation, judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority.

(g) As of the Note Issuance Date, the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $___________ per share, of which _______________ are issued and outstanding; and _____________ shares of Preferred Stock, of which ______________ are issued and outstanding.

(h) As of the Note Issuance Date, the current Trading Price is $________________, and the current average trading volume is _______________________.

(i) Company Financial Statements. The audited financial statements of the Company as of December 31, 2017 and the unaudited financial statements of the Company as of August 31, 2018 (the "Financial Statements"), copies of which have been provided to the Holder, are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied, present fairly the financial position and results of operations of the Company at the dates and for the periods to which they relate.

(j) Offering. The offer, issue, and sale of the Notes and the Common Stock or Conversion Shares (collectively, the "Securities") are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Act"), and

have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities law

10. Defaults and Remedies.

(a) Events of Default. An "Event of Default" means:

i. a default which has occurred and is continuing for ten (10) Business Days, following written notice delivered to the Company of said default, in payment of principal, interest or fees with respect to this Note;

ii. failure by the Company to comply with any provision of this Note and to cure such failure within ten (10) Business Days, following written notice delivered to the Company of said default;

iii. a default which has occurred and is continuing for ten (10) Business Days, following written notice delivered to the Company of said default, resulting from a breach of any representation or warranty in this Note made by Company;

iv. the Company, pursuant to or within the meaning of any Bankruptcy Law (as defined herein): (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian (as defined herein) of it or for all or substantially all of its property; or (D) makes a general assignment for the benefit of its creditors;

v. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company for all or substantially all of its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) days. "Bankruptcy Law" means Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law;

vi. a default which has occurred and is continuing for ten (10) Business Days, following written notice delivered to the Company of said default, in payment of principal, interest or fees with respect to the Mortgage.

vii. a default which has occurred and is continuing for ten (10) Business Days, following written notice delivered to the Company of said default, resulting from an uncured breach of the Mortgage given to Regions Bank;

viii. The Company's Common Stock is de-listed or ceases to be traded on a valid and industry accepted and recognized exchange for ten (10) Business Days, following written notice delivered to the Company;

ix. If the Holder requests that the Company identify and introduce a brokerage firm that can execute the sale(s) of the Common Stock so that the Holder can realize the money that it is owed in full under this Note, then the Company shall be in default of this Note if: (1) the Company does not identify and introduce a qualified brokerage firm capable of executing the transactions within thirty (30) days of the Holder's request; or (2) the Holder is unable to effectuate the sales transactions of the Common Stock through such broker identified and introduced by the Company within sixty (90) days of the Holder's initial request;

x. Failure by the Company, following notice of default and a ten (10) day opportunity to cure, to deliver any of the shares of Common Stock or Conversion Shares as provided for in this Note;

xi. Failure by the Company, following notice of default and a ten (10) day opportunity to cure, to deliver Make-Whole Shares in the timeframe established in this Note;

xii. Failure by the Company, following notice of default and a ten (10) day opportunity to cure, to deliver any of the shares of Common Stock or Conversion Shares free of trading restrictions and free of any restrictive legends; or

xiii. If there are any restrictions to trade or any legends applicable to any of the Conversion Shares or Common Stock that are not eliminated within twelve (12) months after issuance of such stock to the Holder.

(b) Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may declare all of this Note, including any interest and other amounts due that have not or will not be converted under Section 2 hereof, to be due and payable immediately in cash. The Holder shall have all rights available to it at law or in equity. Upon the occurrence of an Event of Default, the Default Rate shall apply to all of the unpaid Principal and Interest on this Note, until paid in full. Also, upon an Event of Default, the Holder may require that the Company immediately purchase all of the Conversion Share or Common Stock which the Holder possesses or is legally, contractually, or in any other manner entitled, in cash at the price the stock was issued, up to the outstanding amount owing hereunder, and such purchase shall occur within five (10) Business Days of written demand from the Holder.

11. Lost or Stolen Note. Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; *provided, however*, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount and interest into Common Stock.

12. Cancellation and Satisfaction of Note. After all Principal and accrued interest at any time owed on this Note has been paid in full, and after all other costs and fees contemplated

by this Note that are due to the Holder have been paid by the Company such that the Holder receives (as determined by the Holder) at a minimum the Net Proceeds (as defined below), then the Holder shall surrender this Note to the Company for cancellation and shall not be re-issued. To avoid any doubt, this Note shall not be paid in full, this Note shall not be cancelled, and the Company shall be obligated to the Holder under this Note until the Holder has received the full amount of the Net Proceeds.

13. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Florida, without giving effect to provisions thereof regarding conflict of laws. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Broward County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. **EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.**

14. Expenses. Each of the Company, the Buyer, and the Holder shall pay its own legal expenses in connection with the preparation and review of this document.

15. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company, the Buyer and the Holder and shall not be construed against any person as the drafter hereof.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Notice. Notice shall be given to each party at the address indicated in the preamble or the signature lines hereto, or at such other address as provided to the other party in writing.

18. Assignment. The Holder may assign this Note to a third party one (1) time and no further assignments shall be permitted thereafter. The Holder shall be permitted to designate

and transfer the shares to any third-party recipient following any conversion permitted hereunder.

19. Modification. This Note may be modified only with the written consent of both the Company, the Buyer, and the Holder.

20. Attorney's Fees. The Company shall pay all of the costs, expenses, and attorney fees incurred by the Holder, and the attorney fees and costs incurred by the Holder in proving entitlement and the amount of attorney fees and costs, in any action brought by or for the Holder to enforce the terms of this Note or to collect any money or Common Stock due under this Note. This obligation shall continue at all levels of dispute resolution. Nothing contained in this Section shall impute an obligation of the Holder to pay for attorney's fees and costs of the Holder in connection with the preparation of this Note.

21. Public Record. This Note may be filed in the Public Records as an exhibit to the Mortgage.

22. Usury Savings. If the calculation of interest or the imposition of a change in the rate of interest after acceleration upon default or the payment of any fees or other charges which are construed to be interest under applicable law, rule, or regulation in effect from time to time, result in an effective rate of interest higher than that permitted to be paid under applicable law, rule, or regulation in effect from time to time, then such charges shall be reduced by a sum sufficient to result in an effective rate of interest no greater the maximum effective rate of interest permitted to be paid under applicable law, rule or regulation in effect from time to time. Upon maturity of this Note, whether by acceleration or in due course, interest shall be recalculated over the actual life of the loan based upon the amounts outstanding, and if the total amount of interest theretofore paid exceeds the amount permitted to be paid under applicable law, rule, or regulation in effect from time to time, the excess shall be credited to principal, or if such excess exceeds the principal amount due hereunder, refunded to the Company.

23. Intercreditor and Subordination Agreement. This Promissory Note and all other documents, instruments and agreements evidencing the indebtedness and obligations described herein are and shall be subject to the terms of that certain Intercreditor and Subordination Agreement made by and between Holder and Regions Bank, an Alabama banking corporation and acknowledged by Buyer and the Company pursuant to the terms thereof.

THIS IS A BALLOON NOTE SECURED BY A MORTGAGE AND THE FINAL PRINCIPAL PAYMENT OR THE PRINCIPAL BALANCE DUE UPON MATURITY IS $300,0000, TOGETHER WITH ACCRUED INTEREST, IF ANY, AND ALL ADVANCEMENTS MADE BY THE HOLDER UNDER THE TERMS OF THIS NOTE.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be executed on and as of the date below.

COMPANY:

PROGRESSIVE CARE, INC.

By: [signature]
Name: Shital P. Mars
Title: Chief Executive Officer
eMail for Notice: SPARIKH@PROGRESSIVECAREUS.COM

BUYER:

PHARMCO, L.L.C.

By: [signature]
Name: Shital P. Mars
Title: Chief Executive Officer
eMail for Notice: SHITALM@PHARMCOLLC.COM

HOLDER:

400 ANSIN LLC

By: ______________________________
Name:
Title:
eMail for Notice:

Date: ~~October~~ December 14, 2018 (the "Note Issuance Date")

Principal Amount: US$300,000.00

[signature page to Promissory Note]

EXHIBIT A

NOTICE OF CONVERSION

The undersigned, Progressive Care, Inc., a corporation incorporated under the laws of the State of Delaware (the "Company"), hereby elects to convert principal and/or interest under the Promissory Note (the "Note") of, into shares of common stock (the "Common Shares"), of the Company in accordance with the conditions of the Note, as of the date written below.

Conversion calculations

Effective Date of Conversion: ____________________

Principal Amount and/or Interest to be Converted: ____________________

Number of Common Shares to be Issued: ____________________

PROGRESSIVE CARE, INC.

By: ____________________

Name: ____________________

Title: ____________________

Address: ____________________

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